Exhibit 4.6

THE OFFER AND SALE OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT. CERTAIN TERMS USED HEREIN ARE DEFINED IN THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF NORCRAFT HOLDINGS, L.P. HEREINAFTER REFERRED TO, A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE ISSUER OF THIS NOTE AND WILL BE FURNISHED WITHOUT CHARGE TO THE HOLDER OF THIS NOTE UPON WRITTEN REQUEST.

NORCRAFT HOLDINGS, L.P.

Subordinated Note Issued September 25, 2006

$645,394.07	September 30, 2009

FOR VALUE RECEIVED, the undersigned Norcraft Holdings, L.P., a Delaware limited partnership (the “Partnership”), hereby promises to pay to Thomas Spencer (the “payee”), or registered assigns, at the offices of the Partnership in Eagan, Minnesota, on or before September 30, 2009 $645,394.07 (the “principal amount”), with interest from the date hereof, computed on the basis of a 365-day year, on the principal amount from time to time unpaid to and including the maturity hereof at the rate of 8.45% per annum, said interest being payable in quarterly installments in arrears on the last business day of each March, June, September and December, commencing on the first such day after the date hereof, and at the stated or any accelerated maturity hereof; provided, that if the terms of the Senior Debt prohibit such cash payments of interest such unpaid interest shall accrue and be payable on subsequent interest payment dates as and to the extent such prohibitions no longer apply; and, provided, further, that during the continuance of an Event of Default (as defined below) such principal amount and any such unpaid interest shall bear interest at the rate set forth above plus two percent (2.0%) per annum.

1.	THIS NOTE.

This Note is issued pursuant to the Call Notice, also dated as of September 25, 2006, issued by Norcraft Holdings, L.P.

2.	PAYMENT PROVISIONS.

2.1. Payment at Maturity. On September 30, 2009, or on any accelerated maturity of this Note, the Partnership will pay the entire principal amount of this Note then outstanding, together with all accrued and unpaid interest thereon.

2.2. Mandatory Prepayment. The Partnership shall prepay one third of the original principal amount of this Note on each of the first and second anniversaries of the date hereof, together with all (if any) accrued and unpaid interest due on the amount prepaid. In addition, upon a Change of Control, the Partnership shall prepay the entire amount of this Note then outstanding, together with all accrued and unpaid interest due on such date.

2.3. Voluntary Prepayment. The Partnership may at any time and from time to time prepay all or part of the principal amount of this Note, together with unpaid interest in respect thereof accrued to the prepayment date. Any such prepayment shall be applied ratably to the remaining principal payments due as mandatory principal prepayments or at maturity.

3.	DEFAULTS.

If the Partnership shall fail to make any payment in respect of (i) the principal of this Note as the same shall become due, whether at maturity or otherwise, and such failure to pay principal shall continue for a period of five business days after written notice thereof by the holder to the Partnership, or (ii) the interest on this Note as the same shall become payable in accordance with the terns hereof and such failure to pay interest shall continue for a period of five business days after written notice thereof by the holder to the Partnership (an “Event of Default”). Then and in each and every such case, the holder of this Note may by notice to the Partnership declare all or any part of the unpaid balance of this Note then outstanding to be forthwith due and payable, and thereupon such principal amount, together with the unpaid interest accrued through the date thereof, shall be due and payable simultaneous with the giving of such notice.

4.	SUBORDINATION TO SENIOR DEBT.

4.1. Subordination. Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all obligations under the Amended and Restated Credit Agreement dated as of May 2, 2006, among Norcraft Companies, L.P., Norcraft Intermediate Holdings, L.P. and the other guarantors party thereto, UBS AG, Stamford Branch, UBS Securities, LLC, Wachovia Capital Markets, LLC and the various other Lenders and Agents party thereto, as amended and from time to time in effect (the “Credit Agreement”), including, without limitation, where applicable, any guarantee of the Partnership of the obligations under the Credit Agreement, and all other indebtedness and other obligations incurred in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in Section 4.1.1 below, whether or not such interest is an allowed claim in such proceeding (all such obligations and indebtedness being hereinafter collectively referred to as “Senior Indebtedness”):

4.1.1. Payment of Senior Debt. In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Partnership or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Partnership, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness before the payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which the payee would otherwise be entitled (other than debt securities of the Partnership that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness;

4.1.2. No Payment of Note Under Certain Conditions. If any default occurs and is continuing with respect to any Senior Indebtedness (including any default under the Credit Agreement), then no payment or distribution of any kind or character shall be made by or on behalf of the Partnership or any other Person on its behalf with respect to this Note; and

4.1.3. Payments Held in Trust. If any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by the payee in violation of the foregoing clause (i) or (ii) before all Senior Indebtedness shall have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness in full in cash.

4.2. Survival of Rights. To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part the Partnership or by any act or failure to act on the part of such holder or any trustee or agent for such holder. The payee and the Partnership hereby agree that the subordination of this Note is for the benefit of the lenders under the Credit Agreement, who are obligees under this Note to the same extent as if their names were written herein as such and the UBS AG, Stamford Branch, as administrative agent under the Credit Agreement, may, on behalf of the itself and the various lenders, proceed to enforce the subordination provisions herein.

4.3. Scope of Subordination. Nothing contained in the subordination provisions set forth above is intended to or will impair, as between the Partnership and the payee, the obligations of the Partnership, which are absolute and unconditional, to pay to the payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of the payee and other creditors of the Partnership other than the holders of Senior Indebtedness.

4.4. Records. The payee is hereby authorized to record all loans and advances made by it to the Partnership (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

4.5. Remedies. The Partnership hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

5.	MISCELLANEOUS.

This Note shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

NORCRAFT HOLDINGS, L.P.

By	Norcraft GP, L.L.C. its general partner

By:	/s/ Leigh Ginter
Name:	Leigh Ginter
Title:	Authorized Signatory